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ARTICLES OF INCORPORATION

OF

MICRO LABORATORIES, INC.

The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the provisions of the Nevada Business Act of the State of Nevada, adopts the following
Articles of Incorporation for such
corporation.


ARTICLE I
NAME

The name of the corporation is Micro
Laboratories, Inc.


ARTICLE II
EXISTENCE AND DURATION

The period of duration of this
corporation is perpetual.


ARTICLE III
PURPOSES AND POWERS

The purpose for which this corporation is organized is to engage in all lawful business for which corporations may be incorporated pursuant to the Nevada
Business Corporation Act. In furtherance of its lawful purposes, the corporation shall have and may exercise all rights, powers and privileges now or hereafter exercisable by corporations organized under the laws of Nevada. In addition, it may do everything necessary, suitable, convenient or proper for the accomplishment of any of its corporate purposes.


ARTICLE IV
CAPITALIZATION

(a)   Authorized Shares.  The aggregate
number of shares which the corporation
shall have the authority to issue is
50,000,000 shares.  Fifty Million
(50,000,000) shares shall be designated
"Common Stock", and shall have a par
value of $.001.

(b) Consideration for Shares. All shares of Common Stock shall be issued by the corporation for cash, property or services actually performed, for no less than the par value of $.001 for Common
Stock.  All shares shall be fully paid
and non-assessable.

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(c) Dividends.  Dividends in cash,
property or share of the corporation may be paid upon the Common, as and when declared by the Board of Directors, out of funds of the corporation to the extent, and in the manner permitted by law.

(d) Voting Rights & Cumulative Voting.
Each outstanding share of Common Stock
shall be entitled to one vote, and each
fractional share of Common Stock shall be
entitled to a corresponding fractional
vote on each matter submitted to a vote
of shareholders.   Cumulative voting
shall not be allowed in the election of
directors of the corporation.

(e) Denial of Preemptive Rights.  No
holder of any shares of the corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the corporation.

(f) Dissolution or Liquidation.  Upon any
dissolution or liquidation, whether
voluntary or involuntary, the holders of
preferred shares shall be entitled to
receive out of the assets of the
Corporation, whether such assets are
capital or surplus, the sum initially
paid per share and a further amount equal
to any dividend thereon declared and
unpaid to the date of such distribution,
before any payment shall be made or any
assets distributed to the common stock
shareholders.   Upon any dissolution or
liquidation, whether voluntary or
involuntary, if the assets thus
distributed among the holders of
preferred shares are insufficient to
permit the payment to such shareholder of the full preferential amounts, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of preferred shares and after payment to the preferred shareholders of such preferential amounts, the holders of common shares shall be entitled to receive ratably all the remaining assets. A merger or consolidation of this corporation with or into any other corporation or corporations shall not be deemed to be a dissolution or liquidation within the meaning of this provision.


ARTICLE V
INITIAL OFFICE AND AGENT

The address of this corporation's initial registered office is 2533 North Carson
Street, Carson City, Nevada 89710 and the name of its initial registered agent is Laughlin & Associates.


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ARTICLE VI
PRINCIPAL OFFICE

The address of the principal office of
the corporation is 29 Lakeside Drive,
Johnston, Rhode Island 02919.  The
corporation may maintain such other
offices, either within or out of the
State of Nevada, as the Board of
Directors may from time to time determine or the business of the corporation may require.


ARTICLE VII
INITIAL BOARD OF DIRECTORS

The number of directors constituting the initial board of directors of this corporation is three. The number of directors of this corporation shall be not less than three; except there need be only as many directors as there are shareholders in the event that the outstanding shares are, or initially will be, held of record by fewer than three shareholders. The names and addresses of the person who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

Robert Thistle
29 Lakeside Drive
Johnston, Rhode Island 02919

Donald Davett
Tuscany C-183
Delray Beach, Florida 33446

Mark Shvetz
333 Kelpsic Road
Glastonberry, CT 06033

ARTICLE VIII
INDEMNIFICATION

As the Board of Directors may from time
to time provide in the By-Laws or by
resolution, the corporation may indemnify its officers, directors, agents and other persons to the full extent permitted by the laws of the State of Nevada.

ARTICLE IX
INCORPORATOR

The name and address of the incorporator is:

Jody M. Walker
7841 South Garfield Way
Littleton, CO 80122

Dated this 27th day of  August, 1997


Jody M. Walker, Incorporator


STATE OF COLORADO   )
                 )ss.
COUNTY OF        )

I,               , a Notary Public,
hereby certify that Jody M. Walker, known to me to be the person whose name is subscribed to the annexed and foregoing
Articles of Incorporation, appeared
before me this 27th day of August, 1997, in person and being by me first duly sworn, acknowledged that he signed said
Articles of Incorporation as his free and voluntary act and deed for the uses and purposes therein set forth and that statements therein contained are true.

My Commission Expires:

Notary Public
Address
SEAL